Exhibit 99.6

SIGNET JEWELERS LIMITED

INTERNATIONAL SHARE OPTION PLAN 2008

(Adopted by the Company by Directors Resolution on 9 July 2008)

Herbert Smith LLP

2

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The words and expressions used in this Plan which begin with capital letters have the following meanings:

“Appropriate Period” has the meaning given by paragraph 26 of Schedule 4 to the ITEPA;

“Associated Company” means in relation to the Company:

(i)	any company which has Control of the Company; or

(ii)	any company (other than a Participating Company) which is under the Control of any company referred to in (i) above;

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda;

“Board” means the board of directors for the time being of the Company or a duly authorised committee of it which for the avoidance of doubt may include the Remuneration Committee;

“Company” means Signet Jewelers Limited (registered in Bermuda no. 42069);

“Control” means the power of a person to secure:

(i)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(ii)	by virtue of any power conferred by the articles of association, bye-laws or other document regulating that or any other body corporate,

that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

“Date of Grant” means the date on which the Grantor grants an Option under Rule 2.5;

“Dealing Day” means any day on which the New York Stock Exchange is open for the transaction of business;

“Discretionary Share Option Plan” means a share option plan in which participation is at the discretion of the grantor of options under that plan;

“Eligible Employee” means any person whom at the Date of Grant is an employee or director of a Participating Company on terms which, in either case, require him to devote substantially the whole of his working time to his duties as such;

“Employees’ Share Plan” means a scheme for encouraging or facilitating the holding of shares or debentures in a company by or for the benefit of:

(i)	the bona fide employees or former employees of the company, the company’s Subsidiary or holding company or a Subsidiary of the company’s holding company; or

(ii)	the wives, husbands, widows, widowers or children or step-children under the age of 18 of such employees or former employees;

“Exchange Rate” means, in relation to a currency other than US Dollars on any day, the mid-market rate for the conversion of such currency to US Dollars at close of business as published in the financial press on the relevant date (or, if not published on that date, the last preceding date);

“Exercise Price” means the total amount payable on the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;

“Gain on Exercise” means the difference between:

(i)	at the discretion of the Board, either:

(a)	the aggregate value (being the price of which a broker could achieve a sale of Shares on the New York Stock Exchange on the date of exercise) of the Shares in respect of which the Option is being exercised; or

(b)	the aggregate Market Value, on the immediately preceding dealing day, of the Shares in respect of which the Option is being exercised; and

(ii)	the aggregate Option Price for the Shares in respect of which the Option is being exercised (and, where the Option Price is expressed in a currency other than US Dollars, such figure shall be converted into US Dollars at the Exchange Rate for the date of exercise);

“Grantor” means in relation to an Option, the Person who granted it, which may be the Company or any other Person;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“London Stock Exchange” means the London Stock Exchange Plc or any successor body carrying on the business of the London Stock Exchange;

“Market Value” means in relation to a Share on any day its mid-market price on the New York Stock Exchange or on any other recognised stock exchange on which dealings take place;

“New York Stock Exchange” means the New York Stock Exchange or any successor body carrying on the business of the New York Stock Exchange;

“Option” means a right to acquire Shares under the Plan which has been granted or is proposed to be granted;

“Option Exercise Date” means the date when the exercise of an Option is effective because it complies with Rules 7.2 and 7.3;

“Option Price” means the price per share at which a Participant may acquire Shares on the exercise of an Option determined under Rule 3;

“Participant” means any Eligible Employee to whom an Option has been granted, or (where the context requires) his personal representatives;

“Participating Company” means:

(i)	the Company; and

(ii)	any other company which is under the Control of the Company and is a Subsidiary of the Company (unless otherwise designated by the Board);

“Person” means any individual, corporation, partnership, limited liability company, trust or other entity of whatever nature;

“Plan” means the International Share Option Plan 2008 in its present form or as for the time being amended in accordance with the Rules;

“Plan Period” means the period starting on the date the Plan is adopted by the Company by Board Resolution and ending on the tenth anniversary of that date;

“Remuneration Committee” means a duly authorised remuneration committee of the Board all the members of which are non-executive directors;

“Rules” means these rules as amended from time to time;

“Share” means a fully paid common share in the capital of the Company;

“Subsidiary” means a company (A) which is a subsidiary of another company (B) if:

(i)	that other company (B):

(a)	is a member of it and controls the composition of its board of directors; or

(b)	holds more than half in nominal value of its equity share capital; or

(ii)	the first mentioned company (A) is a subsidiary of any company which is that other company’s (B’s) subsidiary; and

“Variation” means in relation to the common shares of the Company a capitalisation issue, a rights issue or open offer, a subdivision, a consolidation or reduction or any other variation.

1.2	Interpretation

The headings in the Rules are for convenience and should be ignored when construing them. Unless the context otherwise requires, words in the singular include the plural and vice versa and words importing either gender include both genders.

Reference in the Rules to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any regulations or other subordinate legislation made under them.

2.	GRANT OF OPTIONS

2.1	Grant of Options

The Board may at its discretion, grant to any Eligible Employee an Option or Options at the Option Price over such whole number of Shares and on such terms as it decides.

2.2	Period for granting Options

Options can only be granted within the period of 42 days starting on:

(a)	the day after the day on which the Company makes an announcement of its results for the last preceding financial year, half-year or other period; or

(b)	any day on which the Board resolves that exceptional circumstances exist which justify the grant of Options.

No Option may be granted unless the operation of the Plan is approved in principle by the shareholders of Signet Group Plc by 31 December 2008

No Option can be granted after the expiry of the Plan Period.

2.3	Conditions to be satisfied on the exercise of Options

An Option may be granted subject to any conditions the Remuneration Committee may determine being met before it can be exercised. Such conditions shall be set out in the grant documentation and may be waived in whole or in part if the Remuneration Committee so determines.

2.4	Approvals and consents

The grant of an Option will be subject to obtaining any approval or consent required under any applicable regulations or enactments.

2.5	Manner of grant and payment for Options

An Option will be granted so that it constitutes a binding contract between the Grantor and the Participant. Options will be evidenced by one or more documents (which need not be identical) in such form as the Grantor may from time to time approve. In the event of any conflict between the provisions of the Plan and any such documents, the provisions of the Plan shall prevail. There will be no payment for the grant of an Option.

2.6	Options personal to Participants

An Option is personal to the Participant to whom it is granted. It may not, nor may any rights in respect of it, be transferred, assigned, charged or otherwise disposed of to any Person other than on the death of a Participant, when it may be transmitted to his personal representatives.

2.7	Disclaimer of Options

A Participant may disclaim his Option, in whole or in part, in writing to the Secretary of the Company within 30 days after receipt of any document or documents evidencing the grant. No consideration will be paid for the disclaimer of the Option. To the extent that an Option is disclaimed it will be deemed never to have been granted.

3.	OPTION PRICE

3.1	The Remuneration Committee’s decision

The Remuneration Committee will determine the Option Price of an Option which will be stated at the Date of Grant.

3.2	Determining the Option Price

The Option Price shall be the higher of:

(a)	the average of the Market Values rounded up to two decimal places on the three Dealing Days immediately preceding the Date of Grant; and

(b)	the nominal value of a Share, if the Shares are to be subscribed, but subject to any adjustment under Rule 8.

3.3	Excluded Market Value

The Option Price may not be determined on the basis of the Market Value of a Share on a day which is earlier than the first Dealing Day of the period referred to in Rule 2.2(a) or (b) as appropriate.

4.	PLAN LIMITS

4.1	The 10% limit over 10 years

The number of Shares which may be allocated, as defined in Rule 4.5, under the Plan on any day cannot, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Plan and any other Employees’ Share Plan adopted by the Company, exceed that number of Shares that represents 10% of the common share capital of the Company in issue immediately prior to that day.

4.2	The 5% limit over 10 years

The number of Shares which may be allocated, as defined in Rule 4.5, under the Plan on any day shall not, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Plan and any other Discretionary Share Option Plan adopted by the Company, exceed that number of Shares that represents 5% of the common share capital of the Company in issue immediately prior to that day.

4.3	Individual limits

The maximum aggregate amount payable on exercise of options granted to any Participant under this Plan, which when added to the amount payable under a Discretionary Share Option Plan, during a financial year of the Company shall not exceed such amount as is equal to 400% of his salary; and for the purpose of this Rule:

(a)	a Participant’s salary shall be taken to be his basic salary (excluding benefits in kind and bonuses), expressed as an annual rate, payable by the Participating Companies to him at that time; and

(b)	where payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange published in a national newspaper as the Board shall reasonably determine.

4.4	Exclusions from the limits

In calculating the limits in Rules 4.1 and 4.2, any Shares where the right to acquire them was released or lapsed without being exercised will be disregarded.

4.5	Meaning of allocated

References to “allocated” Shares mean, in the case of any share option plan, the placing of unissued shares under option and, in relation to other types of Employees’ Share Plans, means the issue and allotment of shares.

4.6	Adjustment to Shares to be taken into account

Where Shares which have been issued under the Plan or any other Employees’ Share Plan of the Company are to be taken into account for the purposes of the limits in Rule 4 and a Variation has taken place between the date of issue of those Shares and the date on which the limit is to be calculated, then the number of Shares taken into account for the purposes of the limit will be adjusted in the manner the Remuneration Committee considers appropriate to take account of the Variation.

5.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

5.1	General rules for exercise

Except as provided in Rule 5.2, an Option:

(a)	cannot be exercised earlier than the third anniversary of the Date of Grant or any later date determined by the Grantor at the Date of Grant;

(b)	may only be exercised by a Participant while he is a director or employee of a Participating Company or of an Associated Company; and

(c)	may only be exercised if any conditions imposed under Rule 2.3, and not waived, have been fulfilled to the satisfaction of the Remuneration Committee, other than following an exchange of options under Rule 6.4.

5.2	Exercise in particular cases

An Option not exercised in accordance with Rule 5.1 may be exercised:

(a)	within the period of one year following the date of death of a Participant;

(b)	within the period of six months following the date on which the Participant ceases to hold an office or employment with a Participating Company or an Associated Company if such cessation is because of:

(i)	ill health;

(ii)	disability;

(iii)	retirement or redundancy;

(iv)	the company which employs him ceasing to be under the Control of the Company or such company ceasing to be an Associated Company; or

(v)	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither under the Control of the Company nor an Associated Company;

(c)	within any of the periods specified for the exercise of Options in Rules 6.1, 6.2 or 6.3;

(d)	in the period beginning three months before and ending three months after the transfer of a Participant to a country outside the United Kingdom who continues or will continue to hold an office or employment with a Participating Company or an Associated Company as a result of that transfer and will either:

(i)	become subject to income tax on his remuneration in the country to which he is transferred so that he will suffer a tax disadvantage on the exercise of his Option following the transfer; or

(ii)	becomes subject to restrictions on his ability to exercise his Option or to deal in the Shares that may be acquired upon the exercise of that Option because of the securities laws or exchange control laws of the country to which he is transferred.

(e)	within such period following the date on which the Participant ceases to hold an office or employment with a Participating Company or an Associated Company for any reason other than the reasons specified in Rules 5.2(a) or 5.2(b) as may be determined by the Remuneration Committee where it exercises its discretion to permit the exercise of the Option.

5.3	Pro Rating

Where an Option becomes exercisable pursuant to Rule 5.2(b) or Rule 5.2(e) above, exercise may only be effected over a proportion of the Shares in respect of which the Option would, but for this Rule 5.3, otherwise have become exercisable (x) calculated as follow:

where:

A is the number of complete calendar months which have elapsed since the Award Date.

Any remainder of the Option shall lapse PROVIDED THAT that the Remuneration Committee may vary or waive any such reduction under this Rule 5.3 to the extent it sees fit.

5.4	Lapsing of Options

Options will lapse to the extent they have not been exercised on the earliest of:

(a)	the tenth anniversary of the Date of Grant;

(b)	the expiry of any of the periods specified in Rule 5.2(a) and 5.2(b) (except that if at the time any of the applicable periods under Rule 5.2(b) expire, time is running under the period in Rule 5.2(a), the Option will not lapse until the expiry of the period under Rule 5.2(a);

(c)	the expiry of the period determined by the Remuneration Committee in accordance with Rule 5.2(e);

(d)	the expiry of any of the periods specified in Rules 6.1, 6.2 or 6.3 except where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 6.1, 6.2 or 6.3) under Rule 6.4;

(e)	the Participant ceasing to hold an office or employment with a Participating Company or an Associated Company in any circumstances other than:

(i)	for any reason specified in Rules 5.2(a), 5.2(b) or 5.2(e); or

(ii)	for any reason whatsoever during any of the periods specified in Rules 6.1, 6.2 or 6.3;

(f)	the Participant being deprived of the legal or beneficial ownership of the Option by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; and

(g)	the Participant attempting to breach Rule 2.6.

6.	TAKEOVERS, RECONSTRUCTIONS AND WINDING UP

6.1	General offer

If any Person obtains Control of the Company as a result of making a general offer to acquire shares in the Company, or having obtained such Control makes such an offer, the Board shall within 7 days of becoming so aware notify every Participant and an Option granted under the Plan may be exercised within one month (or such longer period as the Board may permit) of such notification. For the purposes of this Rule 6.1, a Person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

6.2	Compulsory acquisition and winding up

If:

(a)	any Person becomes bound or entitled to acquire Shares in the Company under sections 102 or 103 of the Bermuda Companies Act; or

(b)	the Company passes a resolution for voluntary winding up of the Company; or

(c)	an order is made for the compulsory winding up of the Company,

the Board shall forthwith notify every Participant and any Option granted under the Plan may be exercised within one month of such notification, but to the extent that it is not exercised within that period (notwithstanding any other provision of the Plan) lapse on the expiration thereof, except where the Option is released in consideration of the grant of a New Option under Rule 6.4.

6.3	Scheme of arrangement

(a)	If pursuant to a scheme of arrangement between the Company and its shareholders any company obtains control of the Company or if an amalgamation of the Company with another company is adopted, the Options shall, subject to Rule 6.3(b) neither become exercisable nor lapse upon the scheme of arrangement or amalgamation becoming effective.

(b)	The Board may, acting fairly and reasonably, permit Options to become exercisable for such period and on such terms as they determine and they may determine that Options shall lapse at the end of any such period. The Board may also provide that an Option shall lapse on the scheme of arrangement or amalgamation becoming effective.

6.4	Exchange of Options

If any company (“the Acquiring Company”):

(a)	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued common share capital of the Company which is made on condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)	all the shares in the Company which are of the same class as the Shares,

(iii)	in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

(b)	obtains Control of the Company in pursuance of a scheme of arrangement between the Company and its shareholders; or

(c)	becomes entitled to acquire Shares under sections 102 or 103 of the Bermuda Companies Act; or

(d)	obtains Control of the Company as a consequence of an amalgamation of the Company with another company,

any Participant may, at any time within the Appropriate Period, by agreement with the Acquiring Company, release any Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which (for the purposes of Part 6 of Schedule 4 to the ITEPA) is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph 16(b) or (c) of Schedule 4 to the ITEPA).

6.5	The New Option

The New Option will not be regarded as equivalent to the Old Option unless the conditions set out in paragraph 27 of Schedule 4 to the ITEPA are satisfied, but so that the provisions of the Plan will for this purpose be construed as if the New Option were an option granted under the Plan at the same time as the Old Option except for the purpose of the definition of “Participating Company”, and as if:

(a)	the reference to Signet Jewelers Limited in the definition of the “Company” in Rule 1.1 were a reference to the different company mentioned in Rule 6.1;

(b)	the proviso to Rule 10.1 and Rule 10.2 were omitted;

(c)	the reference in Rule 5.2(b) to the “Remuneration Committee” were a reference to the “Board”; and

(d)	references in Rules 8.3, 9.4, 9.5 and 9.6 to the “Grantor” were references to the grantor of the New Option.

7.	EXERCISE OF OPTIONS

7.1	Exercise in whole or in part

An Option may be exercised in whole or in part.

7.2	Manner of exercise

To exercise an Option, the Participant must deliver at the address specified in the notice of exercise:

(a)	an option certificate (or other document or documents evidencing grant as appropriate) covering at least all the Shares over which the Option is then to be exercised;

(b)	the notice of exercise in the prescribed form properly completed and signed by the Participant (or by his duly authorised agent); and

(c)	remittance in cleared funds for the Exercise Price for the Shares over which the Option is exercised.

7.3	Option Exercise Date

If any conditions must be fulfilled before an Option may be exercised, the Option will not be validly exercised unless and until the Remuneration Committee is satisfied that those conditions have been fulfilled. Otherwise, the Option Exercise Date will be the date of receipt of the items referred to in Rule 7.2.

7.4	Withholding for tax

The Grantor or the Participant’s employing company may, without the need for any further authority or consent, withhold any amount and make the arrangements it considers necessary to meet any liability of the Participant to taxation or social security contributions in connection with the grant, exercise or cancellation of Options (or otherwise from benefits delivered under the Plan). These arrangements may include the sale of any Shares acquired by a Participant under the Plan on behalf of a Participant.

7.5	Transfer of employer’s National Insurance liability

The Grantor may where permitted by law grant an Option on condition that a Participant shall bear the cost of the employer’s social security liability or secondary Class 1 National Insurance contributions either by:

(a)	agreement that some or all of the employer’s social security liability or National Insurance liability can be recovered from the Participant; or

(b)	entering into a joint election legally to transfer the liability for the social security liability or secondary Class 1 National Insurance to the Participant.

7.6	Issue or transfer of Shares

Subject to Rule 7.7, Shares will be allotted or transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the Option Exercise Date.

7.7	Consents

The delivery of any Shares under the Plan will be subject to obtaining any necessary approval or consent.

7.8	Ranking of Shares

Shares acquired by a Participant under the Plan will rank equally in all respects with the Shares then in issue, except that they shall not rank for any right attaching to them by reference to a record date preceding the Option Exercise Date.

7.9	Listing

If the Shares are listed on the New York Stock Exchange and/or London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.

7.10	Settlement in cash

If a Participant gives a notice of exercise of an Option, and the Board considers that there are exceptional circumstances, a cash sum (subject to any deductions that may be required) may be paid to the Participant in lieu of the Shares in accordance with Rule 7.6. Such cash sum shall be equal in value to the amount by which the value of the Shares for which the notice of exercise was given (calculated as the average of the middle market prices on the London Stock Exchange for the three Dealing Days immediately prior to the date of exercise, or if the Shares are not listed, on such other basis as the Remuneration Committee determines) exceeds the aggregate Option Price for the Shares. If the payment is made pursuant to this Rule 7.10 to a Participant, he shall have no further rights in respect of the Shares for which the notice of exercise was given.

8.	ADJUSTMENT OF OPTIONS

8.1	Variation of the common shares of the Company

If there is a Variation in the common shares of the Company:

(a)	the number and/or the nominal value of Shares over which an Option is granted;

(b)	the Option Price; and

(c)	where an Option has been exercised but on the date of the Variation no Shares have been delivered pursuant to that exercise, the number of Shares which may be delivered and the price at which they may be acquired, will be adjusted in the manner the Remuneration Committee determines so that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the Exercise Price will remain unchanged.

8.2	Nominal value of Shares

Apart from under this Rule 8.2, no adjustment under Rule 8.1 can reduce the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares, an adjustment may only be made if the reduction of the Option Price in respect of both the issued and the unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares will only be made if and to the extent that the Board is authorised to:

(a)	capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price; and

(b)	apply that sum in paying up the Shares so that on exercise of the Option the Board will capitalise that sum and apply it in paying up the Shares.

8.3	Notifying Participants of adjustments

The Grantor will take the steps it considers necessary to notify Participants of any adjustment made under Rule 8 and may call in, cancel, endorse, issue or re-issue any certificate as a result of that adjustment.

9.	ADMINISTRATION

9.1	Notices

Any notice or other communication in connection with the Plan will be in writing and may be given:

(a)	by personal delivery; or

(b)	by sending it by post:

(i)	in the case of a company to its registered office; and

(ii)	in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company or an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment; or

(c)	by sending it by facsimile, email or any form of electronic transfer acceptable to the Grantor to:

(i)	in the case of a company, the facsimile number, email address or other number or address that the company notifies; and

(ii)	in the case of an individual to his last known facsimile number or email address, or where he is a director or employee of a Participating Company or an Associated Company, to his workplace facsimile number or email address.

9.2	When notice is given

Any notice under Rule 9.1 will be given:

(a)	if delivered, at the time of delivery;

(b)	if posted, at 10.00am on the second business day after it was put into the post; or

(c)	if sent by facsimile, email or any other form of electronic transfer at the time of despatch.

In proving service of notice it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the facsimile message, email or other form of electronic transfer was properly addressed and despatched as appropriate.

9.3	Partial exercise of Options

If an Option is exercised in part, the Grantor may call in, endorse or cancel and re-issue, as it considers appropriate, any certificate (or other document or documents evidencing grant as appropriate) for the balance of the Shares over which the Option was granted.

9.4	Replacement option certificates

If any option certificate (or other document or documents evidencing grant as appropriate) is worn out, defaced or lost, it may be replaced on the evidence that the Grantor requires being provided.

9.5	Shares to cover Options

The Grantor will ensure that sufficient Shares are available to satisfy all outstanding Options.

9.6	Administration of the Scheme

The Plan will be administered by the Board. The Board has full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt any regulations for administering the Plan and any documents it thinks necessary or appropriate. The Board’s decision on any matter concerning the Plan will be final and binding on all Participants.

9.7	Costs of introducing and administering the Plan

The costs of introducing and administering the Plan will be borne by the Company. However, the Company may require any Subsidiary of the Company to enter into an agreement which obliges that Subsidiary to reimburse the Company for any costs borne by the Company, directly or indirectly, in respect of the Subsidiary’s officers or employees. The Company may also enter into a similar agreement with any Participating Company or Associated Company which is not a Subsidiary of the Company.

10.	AMENDING THE PLAN

10.1	The Board’s power to amend the Plan

Subject to the provisions of Rule 10, the Board can at any time amend any of the provisions of the Plan in any respect.

10.2	Shareholders’ approval

No amendment to the advantage of Participants relating to eligibility, the limits on participation, the overall limits on the issue of Shares, the basis for determining a Participant’s entitlement to Shares and the adjustment of Options, may be made under Rule 10.1 without the prior approval by resolution of the members of the Company in general meeting unless the amendment is:

(a)	minor and to benefit the administration of the Plan;

(b)	to take account of any changes in legislation; or

(c)	to obtain or maintain favourable taxation, exchange control or regulatory treatment for the Company, a Subsidiary of the Company or an Associated Company or any Participant.

10.3	Participants’ Approval

No amendment will be made under Rule 10.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

(a)	with the written consent of the number of Participants that hold Options under the Plan to acquire 75% of the Shares which would be delivered if all Options granted and subsisting under the Plan were exercised (ignoring any conditions which may be attached to their exercise); or

(b)	by a resolution at a meeting of Participants passed by not less than 75% of the Participants who attend and vote either in person or by proxy,

and for the purpose of this Rule 10.3 the provisions of the bye-laws of the Company relating to shareholder meetings will apply with the necessary changes.

10.4	Eligible Employees outside the United Kingdom

The Board may, in respect of Options granted to Eligible Employees who are or may become subject to taxation outside the United Kingdom on their remuneration, amend the Rules and the Grantor may amend the terms of Options in each case as it considers necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws provided that the terms of Options granted to such Eligible Employees are not overall more favourable than the terms of Options granted to other Eligible Employees.

10.5	Notice of amendments

Participants will be given written notice of any amendments to the Plan made under Rule 10.1 as soon as reasonably practicable after they have been made.

10.6	Prohibited amendment

No amendment will be made to the Plan if, as a result of the amendment, it would cease to be an Employees’ Share Plan.

11.	GENERAL

11.1	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time by the passing of an appropriate resolution by the Board. Termination of the Plan will not affect the subsisting rights of Participants.

11.2	The Plan and funding the purchase of Shares

The Company and any Subsidiary of the Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable law.

11.3	Rights of Participants and Eligible Employees

Nothing in the Plan will give any officer or employee of any Participating Company or Associated Company any right to participate in the Plan. The rights and obligations of any individual under the terms of his office or employment with a Participating Company or Associated Company will not be affected by his participation in the Plan nor any right which he may have to participate under it. A Participant holding an Option will not have any rights of a shareholder of the Company with respect to that Option or the Shares subject to it.

11.4	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages for the termination of his office or employment with a Participating Company or Associated Company for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or to be entitled to exercise any Option under the Plan as a result of that termination or from the loss or diminution in value of such rights or entitlements. Nothing in the Plan or in any document executed under it will give any Person any right to continue in employment or will affect the right of the Company, any Subsidiary of the Company or any Associated Company to terminate the employment of any Participant without liability at any time, with or without cause, or will impose on the Company, any Participating Company, the Grantor, the Board, the Remuneration Committee or their respective agents and employees any liability in connection with the loss of a Participant’s benefits or rights on the exercise of a discretion under the Plan for any reason as a result of the termination of his employment.

11.5	The Benefits of Rule 11.3 and 11.4

The benefit of Rules 11.3 and 11.4 is given for the Company, for itself and as trustee and agent of all its Subsidiaries, Participating Companies and Associated Companies. The Company will hold the benefit of these Rules on trust and an agent for each of them and may assign the benefit of this Rule 11.5 to any of them.

11.6	Bye-laws

Any Shares acquired on the exercise of Options shall be subject to the bye-laws of the Company.

11.7	Severability

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan.

11.8	Governing Law

These Rules will be governed by and construed in accordance with the laws of England. All Participants, the Company and any other Participating Company or Associated Company will submit to the jurisdiction of the English courts in relation to anything arising under the Plan.

12.	STOCK APPRECIATION RIGHTS

12.1	On the exercise of an Option granted under the Plan, the Board may determine that, in substitution for a Participant’s right to acquire such number of those Shares over which the Option is exercised (but in full and final satisfaction of such right), a trustee shall acquire or subscribe for (and the trustee shall be provided with sufficient funds to acquire or subscribe for such Shares) such number of Shares as have a Market Value equal to the Gain on Exercise. The Trustee shall transfer, or shall direct that the Board shall issue directly, such Shares to the Participant.

12.2	As soon as reasonably practicable following a determination made pursuant to Rule 13.1, if the Participant has remitted the Exercise Price to the Company, the Company shall return to him the amount so paid.